UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Kellanova

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

This Schedule 14A relates solely to preliminary communications made prior to furnishing security holders of Kellanova (the “Company”) with a definitive proxy statement related to a proposed transaction with Mars, Incorporated (“Parent”), in which Merger Sub 10VB8, LLC, a Delaware limited liability company (“Merger Sub”) will merge with and into the Company, with the Company continuing as the surviving corporation, such that following the merger, the Company will be a wholly-owned direct or indirect subsidiary of Acquiror 10VB8, LLC, a Delaware limited liability company (“Acquiror”) (collectively, the “Transaction”), upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of August 13, 2024 (the “Merger Agreement”), by and among the Company, Merger Sub, Acquiror and, solely for the limited purposes specified in the Merger Agreement, Parent.

This Schedule 14A filing consists of updated Questions and Answers posted to the Company’s website, futureofsnacking.com, on September 12, 2024.

Mars to Acquire Kellanova

Frequently Asked Questions

1.	What are the details that have been announced for the combination of Kellanova and Mars ?

•	On August 14, Mars and Kellanova announced that they entered into a definitive agreement under which Mars has agreed to acquire Kellanova. This agreement date will be referred to as the “signing.”

•	The transaction would unite two iconic businesses with complementary categories, markets and portfolios of differentiated and beloved brands.

•	At closing, all Kellanova shareowners will receive $83.50 per share for each share of Kellanova stock they own.

•	Kellanova and Mars currently anticipate that the merger will close within the first half of 2025.

•	The combination would bring together world-class talent with leading brand-building experience to further develop a sustainable snacking business that is fit for the future.

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The transaction is subject to Kellanova shareowner approval and other customary closing conditions, including regulatory approvals. Accordingly, there can be no assurances that the merger will be completed within the first half of 2025.

2.	What was the sale price? What was the premium?

•	Mars has agreed to acquire Kellanova for $83.50 per share in cash, for a total consideration of $35.9 billion.

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The transaction price represents a premium of approximately 44% to Kellanova’s unaffected 30-trading day volume weighted average price and a premium of approximately 33% to Kellanova’s unaffected 52 week high as of August 2, 2024.

•	The total consideration represents an acquisition multiple of 16.4x LTM adjusted EBITDA as of June 30, 2024.

3.	Why is Kellanova merging with Mars?

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Kellanova has been on a transformation journey to become the world’s best snacks-led company, and this opportunity to join Mars enables us to accelerate the realization of our full potential and our vision.

•	The transaction would unite two iconic businesses with complementary categories, markets, and portfolios of differentiated and beloved brands.

•	The combination would bring together world-class talent with leading brand-building experience to further develop a sustainable business that is fit for the future.

•	With compelling cultural and strategic fit, the combined company would provide Kellanova’s brands with dedicated investment and resources that will help them grow for future generations.

4.	As a shareowner, what happens to my current shares of Kellanova upon closing of this transaction?

•	At closing, all Kellanova shareowners will receive $83.50 per share for each share of Kellanova stock they own.

5.	How do the Mars and Kellanova geographic footprints compare?

•	Mars and Kellanova have largely complementary geographic operations.

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Geographically, this deal will expand our combined presence in places like Africa and China, creating the #1 route-to-market in snacking, as well as leapfrog Mars to the #1 position with the acquisition of complementary products and with improved profitability in key Latin American markets.

6.	What is the manufacturing overlap between Kellanova and Mars?

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Kellanova and Mars have largely complementary manufacturing and operations, given Kellanova’s geographic presence and expertise in snacking while Mars has a legacy and expertise in chocolate and confections, chewing gum, and food.

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Geographically, this deal will expand our combined presence in places like Africa and China, creating the #1 route-to-market in snacking, as well as leapfrog Mars to the #1 position with the acquisition of complementary products and with improved profitability in key Latin American markets.

•	We look forward to leveraging best practices from both businesses upon closing.

7.	Will any of Kellanova’s products be changing as a result of this announcement?

•	Consumers will continue to enjoy the Kellanova brands they know and love, and those brands will build on their legacies to meet evolving snacking needs.

•	In addition, the companies remain independent until closing and it will be business as usual until then.

8.	Will Mars keep all of the Kellanova brands?

•	Kellanova’s iconic brands and their strong legacies are part of what made Kellanova so attractive to Mars.

•	Mars has no plans at this time to sunset any Kellanova brands.

9.	Will Mars keep Kellanova’s brand names on products going forward (i.e., Kellogg’s, Pringles, Cheez-It)?

•	Yes. Mars intends to honor the heritage and innovation behind Kellanova’s incredible brands while combining our respective strengths to deliver more choice and innovation to consumers and customers.

•	Consumers will continue to enjoy the Kellanova brands they know and love, and those brands will build on their legacies to meet evolving snacking needs.

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Mars has a strong track record of growing hugely successful global brands – with 15 brands each having surpassed $1 billion in annual sales – and will provide Kellanova’s brands with additional investment and resources that will help them grow for future generations.

10.	How has Kellanova built a more growth-orientated portfolio?

•	Kellanova has built a focused, growth-oriented, profitable business, with 80% of our net sales are in growth-advantaged categories (snacks) and markets (emerging markets).

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We have continually explored opportunities to capitalize on consumer and market trends to transform our portfolio and create a leader in global snacking, international cereal and noodles, and North American frozen foods. Strategic actions to achieve this have included:

○	The acquisitions of Pringles (2012) and RXBAR (2017);

○	The divestiture of the Keebler business (2019); and

○	The spin-off of the North American cereal business (2023).

•	As a result of these strategic actions, Kellanova’s profit margins are growing and continue to improve.

•	We’ve also made tough decisions to effectively execute productivity initiatives, including:

○	Exiting the Direct Store Delivery migrated process to shared services;

○	Extracting stranded costs after our divestiture and spin-off;

○	Boosting automation and digitization of our supply chain; and

○	Commencing optimization of our manufacturing network.

•	We’ve also invested in and advanced our capabilities in Revenue Growth Management, Kellogg Work Systems, Data & Analysis, and the digitization of supply chain and marketing.

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In addition, Mars and Kellanova are values-based and purpose-led organizations that have a similar culture of respect, integrity, and passion for our foods and brands, as well as strong reputations as leaders in the snacking industry.

11.	Post close, how does Mars intend to run the combined business – as a separate entity? As part of the Mars Snacking business unit? What will our operating model be?

•	After closing, the plan is to bring Kellanova fully into Mars Snacking and combine our businesses.

•	Andrew Clarke, Global President of Mars Snacking, will lead the combined business.

•	A joint integration team of leaders from both Mars and Kellanova will be assembled soon. It will assess how best to combine Kellanova with the Mars Snacking business.

12.	Post close, where will the Mars Kellanova business be run from?

•	Mars Snacking remains headquartered in Chicago. The company has always had a large Chicagoland presence – Wrigley started in Chicago in 1891 and Mars has been in the city for almost 100 years.

•	A joint integration team of leaders from both Mars and Kellanova will be assembled soon. It will assess how best to combine Kellanova with the Mars Snacking business.

13.	Post close, what will happen to the Kellanova name?

•	After closing, all of Kellanova will be fully combined with Mars Snacking and will no longer be known as Kellanova.

14.	What will happen to Kellanova’s Battle Creek headquarters? Will the combined company maintain a presence in Battle Creek?

•	After closing, Battle Creek, MI, will remain a core location for the combined organization.

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As a company with a long history and deep roots into the communities in which they operate, Mars understands and appreciates the special role Battle Creek plays in the Kellanova culture, as well as the highly complementary category expertise that Kellanova talent brings.

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This announcement is the first step toward uniting Kellanova and Mars – there are many specifics that we will determine as part of the integration process, which will begin at closing. Until then, it is business as usual.

•	A joint integration team of leaders from both Mars and Kellanova will be assembled soon. It will assess how best to combine Kellanova with the Mars Snacking business.

•	Mars’s long-term goal is to grow all aspects of the business.

15.	What will happen to Kellanova’s Chicago headquarters? Will the combined company maintain a presence in Chicago?

•	Mars Snacking remains headquartered in Chicago. The company has always had a large Chicagoland presence – Wrigley started in Chicago in 1891 and Mars has been in the city for almost 100 years.

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This announcement is the first step toward uniting Kellanova and Mars – there are many specifics that we will determine as part of the integration process, which will begin at closing. Until then it is business as usual.

•	A joint integration team of leaders from both Mars and Kellanova will be assembled soon. It will assess how best to combine Kellanova with the Mars Snacking business.

•	We will keep our teams updated as the integration progresses.

16.	Does Mars plan to close any Kellanova facilities?

•	After the closing of the transaction, Battle Creek, MI, will remain a core location for the combined organization. Mars Snacking remains headquartered in Chicago.

•	Beyond that, no decisions have been made at this time. As we work to combine these two great companies, Mars’ long-term goal is to grow all aspects of the business.

•	This announcement is the first step in the process toward bringing Kellanova into Mars.

•	A joint integration team of leaders from both Mars and Kellanova will be assembled soon. It will assess how best to combine Kellanova with the Mars Snacking business.

17.	Will Mars honor Kellanova’s union contracts?

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Yes. All of the collective bargaining agreements covering the union-represented facilities will remain in place and there will be no change to those bargaining relationships in connection with the transaction.

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Mars fully respects employees’ rights to be represented by labor organizations and looks forward to developing productive relationships with each of the organizations representing Kellanova’s employees.

18.	What will happen to Kellanova’s Better Days Promise between signing and close? Once the transaction closes?

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Kellanova has been a leader in advancing sustainable and equitable access to food globally, already achieving Better Days for 3 billion people towards our goal of creating Better Days for 4 billion people by the end of 2030.

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Between signing and closing, Kellanova will continue to make progress against our goals to advance sustainable and equitable access to food by addressing the intersection of wellbeing, hunger, sustainability and equity, diversity and inclusion.

•	Upon close, Kellanova would become part of the Mars Net Zero commitment and align with the Mars Responsible Marketing code.

19.	How will this affect Kellanova’s community commitments in all communities where it operates?

•	We see this as a positive for all stakeholders.

•	Mars and Kellanova share a strong focus on delivering sustainable growth that benefits their people, communities, customers, and suppliers.

•	After closing, the combined company will continue to play an active role in the communities in which it operates.

•	This announcement is the first step toward uniting Kellanova and Mars – there are many specifics that we will determine as part of the integration process, which will begin at closing.

•	A joint integration team of leaders from both Mars and Kellanova will be assembled soon. It will assess how best to combine Kellanova with the Mars Snacking business.

•	We will keep our teams updated as the integration progresses.

20.	How will this affect Kellanova’s customer / supplier / partner relationships?

•	We see this as a positive for all stakeholders.

•	This announcement is the first step toward uniting Kellanova and Mars – there are many specifics that we will determine as part of the integration process, which will begin at closing.

•	A joint integration team of leaders from both Mars and Kellanova will be assembled soon. It will assess how best to combine Kellanova with the Mars Snacking business.

•	We will keep our customers, suppliers, partners, and other stakeholders updated as the integration progresses.

21.	What are the next steps in the transaction process? When is the transaction expected to close?

•	Kellanova and Mars currently anticipate that the merger will close within the first half of 2025.

•	The transaction is subject to Kellanova shareowner approval and other customary closing conditions, including regulatory approvals.

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The SEC may provide comments to the preliminary proxy statement, which was filed on September 11, 2024. The proxy statement will be mailed to shareowners within five business days after the filing of the definitive proxy statement, which will be filed promptly following the resolution of any comments from the SEC (or confirmation of no comments to the proxy statement by the SEC).

•	The shareowners meeting is expected be held on or around the 20th business day following the commencement of the mailing of the proxy statement.

•	Kellanova and Mars will work to be in a position to complete the Merger as quickly as possible following receipt of regulatory approvals and shareowner approval.

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Forward-Looking Statements

This communication includes statements that are forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed acquisition (the “Merger”) of Kellanova (the “Company”) by Mars, Inc., stockholder and regulatory approvals, the expected timetable for completing the Merger, the excepted continued benefits to employees in light of the Merger, and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: failure to obtain the required vote of the Company’s stockholders in connection with the Merger; the timing to consummate the Merger and the risk that the Merger may not be completed at all or the occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the merger agreement; the risk that the conditions to closing of the Merger may not be satisfied or waived; the risk that a governmental or regulatory approval that may be required for the Merger is not obtained or is obtained subject to conditions that are not anticipated; potential litigation relating to, or other unexpected costs resulting from, the Merger; legislative, regulatory, and economic developments; risks that the proposed transaction disrupts the Company’s current plans and operations; the risk that certain restrictions during the pendency of the proposed transaction may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the diversion of management’s time on transaction-related issues; continued availability of capital and financing and rating agency actions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock, credit ratings or operating results; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability to retain and hire key personnel, to retain customers and to maintain relationships with business partners, suppliers and customers. The Company can give no assurance that the conditions to the Merger will be satisfied, or that it will close within the anticipated time period.

All statements, other than statements of historical fact, should be considered forward-looking statements made in good faith by the Company, as applicable, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this communication, or any other documents, words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy,” “target,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Such forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties, as well as other risks and uncertainties that could cause the actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 30, 2023 filed with the United States Securities and Exchange Commission (the “SEC”) and in any other SEC filings made by the Company. The Company cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this communication, and, except as required by applicable law, the Company does not undertake any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Additional Information about the Proposed Merger and Where to Find It

A meeting of stockholders of the Company will be announced as promptly as practicable to seek Company stockholder approval in connection with the Merger. In connection with the proposed Merger, the Company has filed with the SEC a preliminary proxy statement. The Company intends to file a definitive proxy statement, as well as other relevant materials, with the SEC relating to the Merger. Following the filing of the definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the Merger. This communication is not intended to be, and is not, a substitute for the proxy statement or any other document that the Company expects to file with the SEC in connection with the Merger. THE COMPANY URGES INVESTORS TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND THESE OTHER MATERIALS FILED WITH THE SEC OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MERGER. Any vote in respect of resolutions to be proposed at the Company’s stockholder meeting to approve the Merger or other responses in relation to the Merger should be made only on the basis of the information contained in the proxy statement. Investors will be able to obtain free copies of the proxy statement (when available) and other documents that will be filed by the Company with the SEC at http://www.sec.gov, the SEC’s website, or from the Company’s website (https://investor.Kellanova.com). In addition, the proxy statement and other documents filed by the Company with the SEC (when available) may be obtained from the Company free of charge by directing a request to Investor Relations at https://investor. Kellanova.com.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

The Company, its directors and certain of its officers and employees, may be deemed to be participants in the solicitation of proxies from Company stockholders in connection with the Merger. Information about the Company’s directors and executive officers is set forth under the captions “Proposal 1—The Merger—Interests of Kellanova’s Directors and Officers” and “Certain Beneficial Owners of Common Stock –Officer and Director Stock Ownership” sections of the preliminary proxy statement filed with the SEC on September 11, 2024, under the captions “Proposal 1–Election of Directors,” “Corporate Governance,” “Board and Committee Membership,” “2023 Director Compensation and Benefits,” “Directors’ Compensation Table,” “Compensation and Talent Management Committee

Report–Compensation Discussion and Analysis,” “Executive Compensation,” “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans,” “Potential Post-Employment Payments,” “Pay versus Performance,” “CEO Pay Ratio” and “Stock Ownership–Officer and Director Stock Ownership” sections of the definitive proxy statement for the Company’s 2024 annual meeting of shareowners, filed with the SEC on March 4, 2024, under the caption “Executive Officers” of Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023, filed with the SEC on February 20, 2024, in the Company’s Current Reports on Form 8-K filed with the SEC on January 12, 2024, February 22, 2024, and May 1, 2024 and in the Company’s January 12, 2024 press release found on its Investor Relations page at https://investor.Kellanova.com, relating to the appointment of President Kellanova North America and President, Kellanova Latin America. Additional information regarding ownership of the Company’s securities by its directors and executive officers is included in such persons’ SEC filings on Forms 3 and 4. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of the Company’s website located at https://investor.Kellanova.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Merger will be included in the proxy statement that the Company expects to file in connection with the Merger and other relevant materials the Company may file with the SEC.